


                                                                                                    EXHIBIT 11

                                                                           DATA GENERAL CORPORATION

                                                           COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE

                                                                    (In thousands except per share amounts)

                                                                            Fiscal Year Ended
                                               ----------------------------------------------------------------------------
                                                 Sept. 26,      Sept. 27,      Sept. 28,        Sept. 30,       Sept. 24,
                                                    1998           1997          1996             1995            1994
                                               -------------- -------------- ------------- ---------------- ---------------

Basic earnings (loss) per share:
Net income (loss)                                 $ (152,395)      $ 55,900      $ 28,145          $(46,703)     $(87,693)
                                               =============== ============= =============   ================ =============

Weighted average shares outstanding                   49,038         41,347        38,769            37,052        35,774
                                               ============== ============== =============   =============== =============

Net income (loss) per share                         $  (3.11)       $  1.35       $  0.73           $ (1.26)      $ (2.45)
                                               =============== ============= =============   ================ =============

Diluted earnings (loss) per share: (a)
Net income (loss)                                 $ (152,395)      $ 55,900       $28,145         $ (46,703)     $(87,693)
                                               =============== ============= =============   ================ =============

 Weighted average shares outstanding                  49,038         41,347        38,769            37,052        35,774

Incremental shares from use of treasury
  stock method for stock options                           -          2,868         2,326                 -             -
                                               -------------- -------------- -------------   --------------- --------------

Common and common equivalent shares
  assuming full dilution, where applicable            49,038         44,215        41,095            37,052         35,774
                                               ============== ============== =============   =============== ==============

Net income (loss) per share                          $ (3.11)       $  1.26        $ 0.68         $   (1.26)     $   (2.45)
                                               =============== ============= =============   ================ =============

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
(a) For the years ended September 26, 1998, September 27, 1997, September 28, 1996, September 30, 1995, and September 24, 1994, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation. For the years ended September 26, 1998, September 30, 1995, September 24, 1994, the assumed exercise of stock options, giving effect to the incremental shares, results in anti-dilution and has been excluded from the computation.

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